Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	August 26, 2019
Telephone:	+1-312-897-4192	Email:	matt.schuler@lasalle.com

JLL Income Property Trust
Acquires Class A Industrial Asset in Suburban Boston

Chicago (August 26, 2019) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) today announced the acquisition of Taunton Distribution Center, a 200,000 square foot Class A industrial asset located in Myles Standish Industrial Park, one of Greater Boston’s premier industrial “super parks.” The purchase price was $25.7 million.

The rise of technology and life science industries within the Boston metro market has resulted in significant population and income growth and a wave of new tenant migration to accommodate growing e-commerce demand. With a limited supply of Class A product, industrial vacancy rates have fallen to their lowest levels in history with net absorption remaining positive for 20 of the past 25 quarters.

The property is in close proximity to New England’s primary transportation corridors and population centers enjoying excellent access to the I-495 highway system with direct connectivity to service Boston, Providence, Worchester and the greater New England region. This is in line with JLL Income Property Trust’s strategic approach to invest in modern, strategically located properties. Set in Boston’s largest industrial submarket, the property is part of the Myles Standish Industrial Park which features more than six million square feet of warehouse, distribution, manufacturing and office space.

“Given the rise of e-commerce and demographic shifts within the Boston metro area, the industrial market has transformed to become the “end-of-the-line” distribution hub for New England,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “We are pleased to add this high-quality industrial property to our portfolio, as we increase exposure to core assets in high-barrier-to-entry markets. This investment brings our aggregate industrial allocation to over $700 million and 6.5 million square feet representing 25 percent of the value of the overall JLL Income Property Trust portfolio.”

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX),
Jones Lang LaSalle Income Property Trust, Inc. is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading real estate investment managers with approximately $68 billion equity and debt investments under management (as of Q2 2019). LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles including separate accounts, open and closed-end funds, public securities and entity-level investments. LaSalle is a wholly-owned, operationally independent subsidiary of Jones Lang LaSalle Inc. (NYSE: JLL), one of the world’s largest real estate companies. For more information please visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.